Citigroup Global Markets Holdings Inc. Fully and Unconditionally Guaranteed by Citigroup Inc.

Term Sheet No. 2024-USNCH24295 dated October 31, 2024 relating to
Preliminary Pricing Supplement No. 2024-USNCH24295

dated October 31, 2024

Registration Statement Nos. 333-270327 and 333-270327-01

Filed Pursuant to Rule 433

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index due November 29, 2028

Term Sheet to Preliminary Pricing Supplement No. 2024-USNCH24295 dated October 31, 2024

Summary of Terms	Summary of Terms (continued)
Issuer and Guarantor:	Citigroup Global Markets Holdings Inc. (issuer) and Citigroup Inc. (guarantor)
Underlyings:	Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index (each an “underlying” and collectively the “underlyings”)
Pricing Date*:	November 26, 2024
Issue Date*:	December 2, 2024
Stated Principal Amount:	$1,000 per security
Contingent Coupon:	On each contingent coupon payment date, unless previously redeemed, the securities will pay a contingent coupon at a per annum rate equal to the contingent coupon rate if and only if the closing value of the lowest performing underlying on the immediately preceding calculation day is greater than or equal to its coupon threshold value. Each “contingent coupon payment,” if any, will be calculated per security as follows: ($1,000 × contingent coupon rate)/4. Any contingent coupon payment will be rounded to the nearest cent, with one-half cent rounded upward.
Contingent Coupon Rate:	At least 8.00% per annum (to be determined on the pricing date).
Contingent Coupon Payment Dates:	The third business day after each calculation day, except that the contingent coupon payment date following the final calculation day will be the maturity date.
Automatic Early Redemption:	If, on any potential autocall date, the closing value of the lowest performing underlying is greater than or equal to its starting value, each security you then hold will be automatically redeemed on the immediately following contingent coupon payment date for an amount in cash equal to $1,000 plus the related contingent coupon payment.
Calculation Days*:	The 24th day of each February, May, August and November, beginning in February 2025 and ending in November 2028, provided that the November 2028 calculation day will be the final calculation day.
Final Calculation Day*:	November 24, 2028
Potential Autocall Dates*:	Each calculation day beginning in May 2025 and ending in August 2028.
Maturity Payment Amount (per security):

•  if the closing value of the lowest performing underlying on the final calculation day is greater than or equal to its downside threshold value: $1,000; or

•  if the closing value of the lowest performing underlying on the final calculation day is less than its downside threshold value:
$1,000 × the performance factor of the lowest performing underlying on the final calculation day

Maturity Date*:	November 29, 2028
Lowest Performing Underlying:	For any calculation day, the underlying with the lowest performance factor determined as of that calculation day
Performance Factor:	For each underlying on any calculation day, its closing value on that calculation day divided by its starting value
*subject to change
Starting Value:	For each underlying, its closing value on the pricing date
Coupon Threshold Value:	For each underlying, 70.00% of its starting value
Downside Threshold Value:	For each underlying, 70.00% of its starting value
Calculation Agent:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of Citigroup Global Markets Holdings Inc.
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:	Up to 2.575%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of 1.75% and WFA may receive a distribution expense fee of 0.075%.
CUSIP / ISIN:	17333AC98 / US17333AC986
United States Federal Tax Considerations:	See the preliminary pricing supplement.

** In addition, CGMI may pay a fee of up to 0.30% to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Hypothetical Payout Profile (maturity payment amount)

If the closing value of the lowest performing underlying on the final calculation day is less than its downside threshold value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity, and you will not receive any contingent coupon payment at maturity.

You will not participate in any appreciation in the value of any underlying over the term of the securities. Consequently, your return on the securities will be limited to the contingent coupon payments you receive, if any, and may be significantly less than the return on any underlying over the term of the securities.

On the date of the related preliminary pricing supplement, Citigroup Global Markets Holdings Inc. expects that the estimated value of the securities on the pricing date will be at least $909.00 per security, which will be less than the public offering price. The estimated value of the securities is based on CGMI’s proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate. It is not an indication of actual profit to CGMI or other of Citigroup Global Markets Holdings Inc.’s affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/200245/ 000095010324015667/dp219925_424b2-us2423072d.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Summary Risk Factors

The risks set forth below are discussed in detail in the “Summary Risk Factors” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

•	You May Lose Some Or All Of Your Investment.

•	You Will Not Receive Any Contingent Coupon On The Contingent Coupon Payment Date Following Any Calculation Day On Which The Closing Value Of The Lowest Performing Underlying Is Less Than Its Coupon Threshold Value.

•	Higher Contingent Coupon Rates Are Associated With Greater Risk.

•	The Securities Are Subject To Heightened Risk Because They Have Multiple Underlyings.

•	The Securities Are Subject To The Risks Of Each Of The Underlyings And Will Be Negatively Affected If Any One Underlying Performs Poorly, Regardless Of The Performance Of Any Other Underlying.

•	You Will Not Benefit In Any Way From The Performance Of Any Better Performing Underlying.

•	You Will Be Subject To Risks Relating To The Relationship Between The Underlyings.

•	You May Not Be Adequately Compensated For Assuming The Downside Risk Of The Lowest Performing Underlying.

•	The Securities May Be Automatically Redeemed Prior To Maturity, Limiting Your Opportunity To Receive Contingent Coupon Payments.

•	The Securities Offer Downside Exposure To The Lowest Performing Underlying, But No Upside Exposure To Any Underlying.

•	The Performance Of The Securities Will Depend On The Closing Values Of The Underlyings Solely On The Calculation Days, Which Makes The Securities Particularly Sensitive To Volatility In The Closing Values Of The Underlyings.

•	The Securities Are Subject To The Credit Risk Of Citigroup Global Markets Holdings Inc. And Citigroup Inc.

•	The Securities Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.

•	The Estimated Value Of The Securities On The Pricing Date, Based On CGMI’s Proprietary Pricing Models And Our Internal Funding Rate, Is Less Than The Public Offering Price.

•	The Estimated Value Of The Securities Was Determined For Us By Our Affiliate Using Proprietary Pricing Models.
•	The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Wells Fargo’s Determination Of The Secondary Market Rate With Respect To Us.

•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Any Person May Be Willing To Buy The Securities From You In The Secondary Market.

•	The Value Of The Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors.

•	We Have Been Advised That, Immediately Following Issuance, Any Secondary Market Bid Price Provided By Wells Fargo, And The Value That Will Be Indicated On Any Brokerage Account Statements Prepared By Wells Fargo Or Its Affiliates, Will Reflect A Temporary Upward Adjustment.

•	The Russell 2000® Index Is Subject To Risks Associated With Small Capitalization Stocks.

•	Our Offering Of The Securities Is Not A Recommendation Of Any Underlying.

•	The Closing Value Of An Underlying May Be Adversely Affected By Our Or Our Affiliates’, Or By Wells Fargo And Its Affiliates’, Hedging And Other Trading Activities.

•	We And Our Affiliates And Wells Fargo And Its Affiliates May Have Economic Interests That Are Adverse To Yours As A Result Of Our And Their Respective Business Activities.

•	The Calculation Agent, Which Is An Affiliate Of Ours, Will Make Important Determinations With Respect To The Securities.

•	Changes That Affect The Underlyings May Affect The Value Of Your Securities.

•	A Contingent Coupon Payment Date And The Stated Maturity Date May Be Postponed If A Calculation Day is Postponed.

•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed a registration statement (including a related preliminary pricing supplement, an accompanying product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. You should read the related preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus in that registration statement (File Nos. 333-270327 and 333-270327-01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, you can request the related preliminary pricing supplement, accompanying product supplement, underlying supplement, prospectus supplement and prospectus by calling toll-free 1-800-831-9146.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.